Exhibit 99.2

Stewart Enterprises, Inc.
Caring for people • making a differenceSM
1333 S. Clearview Pkwy. • Jefferson, LA 70121
P.O. Box 11250 • New Orleans, LA 70181-1250
504-729-1420 • Fax: 504-729-1436
Thomas J. Crawford President Chief Executive Officer	tcrawford@stei.com	NASDAQ: NMS Symbol: STEI
October 7, 2008
Thomas L. Ryan
President and Chief Executive Officer
Service Corporation International
1929 Allen Parkway
Houston, TX 77019
Dear Tom:
We were surprised and disappointed by the timing and content of your letter.
Your letter comes at a time when we had finished preparing the due diligence information you requested and we were awaiting the mark-up of the confidentiality agreement.
We disagree with how you characterize the current state of our discussions in a number of ways. Throughout our discussions you had consistently communicated to us that you were prepared to consider increasing your offer after receipt of limited due diligence information, that you were comfortable with the anti-trust regulatory risk and that your ability to deliver financing was key to the transaction.
It is disappointing that you are publicly attempting to characterize us as unreasonable when the only thing that seems to have changed since our initial discussions is the state of the financing markets. It has now become apparent to us that either your level of commitment to this transaction or your ability to consummate this transaction is not what it once was. Our Board will continue to assess all of our alternatives to maximize shareholder value and also remains open to an appropriate dialogue with SCI with respect to a transaction.

Sincerely,
/s/ Thomas J. Crawford
Thomas J. Crawford
FUNERAL HOME AND CEMETERY OWNERS, MANAGERS AND DEVELOPERS
PROVIDERS OF FUNERAL PREARRANGEMENT PROGRAMS